Exhibit 99.1

NTELOS Holdings Corp. Announces Exercise of Over-Allotment Option By Underwriters

WAYNESBORO, Va., March 15 /PRNewswire-FirstCall/ — NTELOS Holdings Corp. (Nasdaq: NTLS) today announced that the underwriters have exercised an over-allotment option to purchase an additional 1,000,000 shares of its common stock in connection with its initial public offering that priced on February 8, 2006. The over-allotment shares were sold today at the initial public offering price of $12.00 per share, resulting in net proceeds, after deducting underwriting discounts and commissions, of approximately $11.2 million. Including the over-allotment shares, the Company has issued and outstanding 15,375,000 shares of its common stock and 26,492,897 shares of its Class B common stock. The shares of Class B common stock are entitled to a $30 million liquidation preference prior to the payment of any dividends on the common stock and are convertible into an equal number of shares of common stock at any time at the option of the holder.

Lehman Brothers and Bear, Stearns & Co. Inc. acted as joint book-running managers for the offering. A registration statement relating to the shares of common stock was declared effective by the Securities and Exchange Commission on February 8, 2006. The public offering is only being made by means of a prospectus. Copies of the final prospectus may be obtained by contacting Lehman Brothers Inc., c/o ADP Prospectus Department, 1155 Long Island Avenue, Edgewood, N.Y. 11717, email: monica.castillo@adp.com or fax: 631-254-7268, or Bear, Stearns & Co. Inc., c/o Prospectus Department, 383 Madison Avenue, New York, N.Y. 10179 (631-254-7129).

This news release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at http://www.ntelos.com.